CONSENT OF KPMG PEAT MARWICK, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
FirsTier Financial, Inc.:


     We consent to the incorporation by reference in the Registration Statement on Form S-4 of Banc One Corporation filed with the Securities and Exchange Commission on January 12, 1994 of our report dated January 17, 1992, relating to the consolidated balance sheet of FirsTier Financial, Inc. and subsidiaries as of December 31, 1991 and the related consolidated statements of income, stockholders' equity and cash flows and related schedules for each of the years in the two-year period ended December 31, 1991, which report appears in the December 31, 1992 annual report on Form 10-K of FirsTier Financial, Inc., and to the reference to our firm as "Experts" in the Prospectus.


                              KPMG PEAT MARWICK

                              KPMG PEAT MARWICK

Omaha, Nebraska
January 12, 1994